Exhibit 99.1


Zale Announces 31% Increase in Second Quarter EPS to $3.66 vs. $2.80,
                before Non-Cash Charge from Prior Year

    DALLAS--(BUSINESS WIRE)--Feb. 17, 2004--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today announced net earnings of $97 million, or $3.66 per diluted share, for the Company's second quarter ended January 31, 2004. For the same period last year, the Company reported net earnings of $90 million, or $2.80 per diluted share, excluding a non-cash impairment charge from its annual review of goodwill. This represents an increase of 31% on a per share basis over the prior year, excluding the non-cash charge. For the same period last year, including the non-cash impairment charge of $136 million, the Company had a net loss of $46 million, or $1.44 per share.
    Total revenues for the second quarter ended January 31, 2004 were $949 million, compared to $908 million for the same period last year, an increase of 4.5%. Comparable store sales increased 4.3% for the same period.
    Revenues for the year-to-date totaled $1.366 billion, compared to $1.320 billion for the same period last year. On a comparable store basis, year-to-date sales increased 3.4%. Year-to-date net earnings totaled $88 million or $3.27 per diluted share. For the same period last year, the net earnings before the non-cash impairment charge was $83 million, or $2.56 per diluted share. This represents a 28% increase on a per share basis for the year-to-date over last year. Year-to-date net loss for last year, including the $136 million non-cash impairment charge, totaled $53 million, or $1.63 per share.
    "We are very pleased with these earnings results as they reflect solid execution across the entire organization," commented Mary L. Forte, President and Chief Executive Officer. "We maximized our opportunities during the period while at the same time delivered margin expansion largely supported by our sourcing efforts. Additionally, we maintained tight controls on expenses and our distribution and handling of product was at record levels. This productivity ensured good in-stock positions at each of our brands and we believe has us well-positioned to maximize the spring season."
    The Company further noted it now expects comparable store sales to increase 3.0% to 4.0% for the third fiscal quarter and earnings per share to range between $0.36 and $0.39. In increasing its guidance, management cited the current positive trends in the business along with opportunities in its third quarter.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,230 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its merchandising and marketing strategies, business execution and third quarter sales and earnings, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
           (amounts in thousands, except per share amounts)


                           Three Months Ended     Six Months Ended
                               January 31,           January 31,
                           ------------------- -----------------------
                             2004      2003       2004        2003
                           --------- --------- ----------- -----------
Total Revenues             $949,023  $908,359  $1,365,667  $1,320,476
Costs and Expenses:
   Cost of Sales            469,936   461,472     675,626     665,820
   Selling, General and
    Administrative
    Expenses                307,122   286,184     514,911     486,286
   Cost of Insurance
    Operations                1,345     2,178       2,961       4,412
   Depreciation and
    Amortization Expense     14,143    13,735      28,025      27,952
   Impairment of Goodwill       ---   136,300         ---     136,300
                           --------- --------- ----------- -----------
Operating Earnings (Loss)   156,477     8,490     144,144        (294)
Interest Expense, Net         2,046     1,808       4,382       3,696
                           --------- --------- ----------- -----------
Earnings (Loss) Before
 Income Taxes               154,431     6,682     139,762      (3,990)
Income Taxes                 57,136    52,904      51,712      48,955
                           --------- --------- ----------- -----------
Net Earnings  (Loss)       $ 97,295  $(46,222) $   88,050  $  (52,945)
                           ========= ========= =========== ===========


Earnings (Loss) Per Common
 Share - Basic:
   Net Earnings (Loss) Per
    Share                  $   3.73  $  (1.44) $     3.32  $    (1.63)

Earnings (Loss) Per Common
 Share - Diluted:
   Net Earnings (Loss) Per
    Share                  $   3.66  $  (1.44) $     3.27  $    (1.63)

Weighted Average Number of
 Common
   Shares Outstanding:
   Basic                     26,099    32,081      26,493      32,522
   Diluted                   26,578    32,081      26,955      32,522



                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)


                                   January 31,  July 31,   January 31,
                                      2004        2003        2003
                                   ----------- ----------- -----------
                                   (unaudited)             (unaudited)

ASSETS
Current Assets:
 Cash and Cash Equivalents         $   55,643  $   35,273  $  172,830
 Merchandise Inventories              872,007     798,761     811,926
 Other Current Assets                  48,257      52,450      50,605
                                   ----------- ----------- -----------
Total Current Assets                  975,907     886,484   1,035,361

Property and Equipment, Net           261,730     266,167     272,056
Goodwill, Net                          85,730      82,199      77,618
Other Assets                           37,337      38,133      32,958
Deferred Tax Asset, Net                20,766      21,123      42,921
                                   ----------- ----------- -----------
Total Assets                       $1,381,470  $1,294,106  $1,460,914
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
 Accounts Payable and Accrued
  Liabilities                      $  417,453  $  307,775    $400,382
 Deferred Tax Liability, Net           46,187      46,266      21,470
                                   ----------- ----------- -----------
Total Current Liabilities             463,640     354,041     421,852

Non-current Liabilities                99,876     103,342     106,111
Long-term Debt                        138,700     184,400      86,769

Commitments and Contingencies

Stockholders' Investment:
 Preferred Stock                          ---         ---         ---
 Common Stock                             426         415         407
 Additional Paid-In Capital           600,703     566,689     550,004
 Accumulated Other Comprehensive
  Income (Loss)                        15,236       6,834      (2,933)
 Accumulated Earnings                 677,172     589,122     576,822
 Deferred Compensation                    ---         ---         (16)
                                   ----------- ----------- -----------
                                    1,293,537   1,163,060   1,124,284
 Treasury Stock                      (614,283)   (510,737)   (278,102)
                                   ----------- ----------- -----------
Total  Stockholders' Investment       679,254     652,323     846,182
                                   ----------- ----------- -----------
Total Liabilities and
 Stockholders' Investment          $1,381,470  $1,294,106  $1,460,914
                                   =========== =========== ===========


    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Senior Director, Investor and Public Relations